[ BENNETT THRASHER LETTERHEAD ]



February 1, 2005


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Speedemissions, Inc. and under the date of February 20, 2004, we reported on the financial statements of Speedemission, Inc. as of and for the year ended December 31, 2003 and 2002. On January 28, 2005, we resigned as the principal accountants for Speedemissions, Inc.

We have read Speedemissions, Inc.'s statements included under Item 4.01 of its Form 8-K dated February 1, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the statements made in paragraph five under Item 4.01.

Very truly yours,



/s/ Bennett Thrasher PC
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Bennett Thrasher PC